Exhibit 10.9

May 21, 2010

Stephen W. Olsen

8457 Arima Lane

Wellington, Florida 33414

Dear Steve,

I am pleased to extend to you our offer to join Orchard Supply Hardware (“OSH” or “Company”) as Senior Vice President-Merchandising, reporting to me. This letter serves as a confirmation of our offer. Some key elements of the offer arc as follows:

•	Your start date will be determined as we mutually agree.

•	Base salary at an annual rate of $350,000, paid bi-weekly and in arrears, with periodic increases based on your performance.

•

A one-time sign on bonus of $137,000 (before taxes) payable after 30 days of your start date. If you voluntarily leave OSH within the First 12 months of employment, you will be required to reimburse the Company for the full amount of the sign-on bonus.

•

You will be eligible for an annual incentive target opportunity of 50% of your annual base salary. Your award for fiscal year 2010 will be prorated based on your actual start date and will be guaranteed at a minimum gross amount (before taxes and applicable deductions) of $125,000. Any incentive payable with respect to a fiscal year will be paid by April 15 of the following fiscal year, provided that you are actively employed with the Company on the payment date.

•

The Company shall recommend to the committee that administers the Company’s stock incentive plan that you be granted, as soon as approved by the committee after your start date, three (3) separate grants of options to purchase a total of 8017 shares of the Company’s Class B common stock, subject to the terms of a Stock Option Agreement to be entered into between you and the Company.

•

You are eligible to receive four (4) weeks paid vacation which will be pro rated this year based on your actual start date. Added to this, you will qualify immediately for six paid National Holidays each year and, after six months, four Personal Days each year, based on our Personal Days allocation schedule.

•

In order to assist you in your relocation, you are eligible for a relocation lump sum in the net amount (after taxes) of $80,000 (approximately $125,000 gross), payable to you as soon as is feasible within 30 days after your actual start date. To receive the relocation lump sum, you must sign a Relocation Repayment Agreement, which requires you to pay back to the Company all or part of the relocation lump sum you receive in the event that you voluntarily leave OSH within the time frames specified in that agreement. Please contact Sandy Whitehouse, Vice President-HR, at (408) 365-2698 if you have any questions regarding the relocation lump sum.

•

In addition to the above, during the course of your employment, you will be entitled to participate in a variety of benefits available to salaried associates, including medical, dental and long-term disability. Your benefits coverage will begin on your first day of employment provided you enroll within your eligibility period. You will also be eligible to begin participation in the 401(k) savings plan on the first day of the third month following your date of hire. The Company expects to continue its benefit programs, but reserves the right to modify, amend or terminate any or all of the benefit programs at any time.

orchard supply hardware • 6450 via del oro • san jose, ca 95119 • 408 281 3500

•

You will be required to sign an Executive Severance Agreement. If your employment with OSH is terminated by OSH (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Executive Severance Agreement), you will receive (a) if the termination occurs within the first twelve (12) months of employment, one (1) year of pay continuation, or (b) if the termination occurs after the first twelve (12) months of employment, six (6) months of pay continuation, in either case equal to your base salary at the time of termination, subject to mitigation. Under the Executive Severance Agreement, you agree, among other things, not to solicit employees for a period of one (1) year or six (6) months, depending on the timing of your termination and not to disclose confidential information. The non-solicitation and non-disclosure provisions apply regardless of whether you are eligible for severance benefits under this agreement, and the terms of this offer letter are conditioned upon your signing this agreement.

This offer is made to you based on your representation to the Company that your acceptance of employment with the Company and your performing the contemplated services does not and will not conflict with or result in any breach or default under any agreement, contract or arrangement which you are a party to or violate any other legal restriction.

This offer also is contingent upon satisfactory completion of a background check, a drug test (to be taken within 48 hours from the time the drug test is scheduled) and employment verification. On your first day of work, you must present documentation to establish your identity and employment eligibility to work in the United States. This documentation will be used to complete the legally required Form 1-9 for the United States Citizenship and Immigration Services.

We are looking forward to your joining our team. I am confident that you will make an important contribution to the success of Orchard Supply Hardware. Please confirm your acceptance of this offer by signing and returning this offer letter no later than May 24, 2010 to Sandy Whitehouse in PDF format via email at Sandra.Whitehouse@osh.com or via confidential fax at (408) 361-3009. If you need additional information or clarification, please call.

Sincerely,

/s/ Rob Lynch

Rob Lynch

President and CEO

Orchard Supply Hardware

Accepted:	/s/ Stephen W. Olsen	Date	5/21/10
Stephen W. Olsen

cc:	Sandra C. Whitehouse, Vice President-HR, Orchard Supply Hardware
Deena Davalos, Director-HR Services, Orchard Supply Hardware

orchard supply hardware • 6450 via del oro • san jose, ca 95119 • 408 281 3500